                                                                    EXHIBIT 99.1




PRESS RELEASE                                     FOR IMMEDIATE RELEASE
                                                  Contact:
                                                   Robert W. White,
                                                   CHAIRMAN, PRESIDENT AND CEO
                                                        or
                                                   Jack Sandoski,
                                                   SENIOR VICE PRESIDENT AND CFO
                                                   (215) 886-8280


ABINGTON COMMUNITY BANCORP, INC. ANNOUNCES EARNINGS FOR THE FOURTH QUARTER OF
2006

Jenkintown, PA (January 31, 2007) - Abington Community Bancorp, Inc. (the "Company") (Nasdaq: ABBC), the "mid-tier" holding company for Abington Bank (the "Bank"), reported net income of $1.6 million for the quarter ended December 31, 2006, representing an increase of 1.1% over the comparable 2005 period. Diluted earnings per share increased to $0.11 for the quarter compared to $0.10 for the fourth quarter of 2005. Additionally, the Company reported net income of $6.8 million for the year ended December 31, 2006, representing an increase of 7.9% over 2005. Diluted earnings per share increased to $0.45 for 2006 from $0.41 for 2005.

Mr. Robert W. White, Chairman, President and CEO of the Company, stated, "We are proud to report another year of record earnings in 2006. In the face of increased competition, we have continued to distinguish ourselves from our peers to attract new core customers and to grow our loan and deposit portfolios. With the opening of two new branches in 2006 and the opening of our Lansdale, Pennsylvania branch in January 2007, we now have fifteen banking locations from which to serve our growing customer base. We plan to open two additional branches in Chalfont and Springhouse, Pennsylvania by mid-2007."

Mr. White continued that, "We look forward to continuing our growth as we undertake our recently announced second-step conversion. We believe that our conversion and stock offering will increase the liquidity in our common stock and provide additional capital to support our future growth. As we enter this next stage, we will continue to seek out opportunities that will provide long-term value and enhanced returns to our shareholders."

Net interest income was $5.6 million and $22.6 million for the three months and year ended December 31, 2006, respectively, representing increases of 2.2% and 7.3%, respectively, over the comparable 2005 periods. Interest income for the three months ended December 31, 2006 increased $2.2 million or 20.1% over the comparable 2005 period. Interest income for the year ended December 31, 2006 increased $9.8 million or 24.5% over 2005. For both the three-month period and the year, the increase in interest income was primarily a result of growth in the average balance of our loan portfolio combined with an increase in the average yield on those assets. The average balance of our loan portfolio increased $77.9 million or 14.9% to $601.5 million for the quarter ended December 31, 2006 from $523.7 million for the quarter ended December 31, 2005. The average yield on our loan portfolio increased 43 basis points to 6.86% from 6.43% over the same period. Similarly, the average balance of our loan portfolio increased $101.8 million or 21.7% to $570.9 million for the year ended December 31, 2006 from $469.1 million for the year ended December 31, 2005. The average yield on our loan portfolio increased 53 basis points to 6.77% for 2006 from 6.24% for 2005.

Our increase in interest income for both the three-month period and the year was partially offset by an increase in our interest expense. Interest expense for the three months ended December 31, 2006 increased $2.1 million or 37.8% over the comparable 2005 period. Interest expense for the year ended December 31, 2006 increased $8.3 million or 43.5% over the comparable 2005 period. For both the three-month period and the year, the increase in interest expense was primarily the result of increases in the average balance of and average rate paid on deposits. During the three months ended December 31, 2006 compared to the three months ended December 31, 2005, our average deposit balance grew by $75.6 million or 16.8%, primarily due to growth in higher-rate certificates of deposit. During the year ended December 31, 2006 compared to the year ended December 31, 2005, our average deposit balance grew by $80.1 million or 19.3%, again, primarily due to growth in higher-rate certificates of deposit. As a result of the increase in our certificates of deposit as a proportion of our total deposits, as well as the rising interest rate environment, the average rate we paid on our deposits increased 110 basis points to 3.80% for the fourth quarter of 2006 from 2.70% for the fourth quarter of 2005. Similarly, the average rate we paid on our deposits increased 101 basis points to 3.39% for 2006 from 2.38% for 2005. Our average interest rate spread and net interest margin for the fourth quarter of 2006 decreased to 2.00% and 2.58%, respectively, from 2.23% and 2.75%, respectively, for the fourth quarter of 2005. Our average interest rate spread and net interest margin for 2006 decreased to 2.13% and 2.68%, respectively, from 2.27% and 2.78%, respectively, for 2005.

We made a $58,000 provision to the allowance for loan losses during the fourth quarter of 2006, and our provision for loan losses amounted to $186,000 for the year ended December 31, 2006. During the fourth quarter of 2005, we made a provision of $5,000 to the allowance for loan losses, and our provision for loan losses amounted to $25,000 for the year ended December 31, 2005. The provision for loan losses is charged to expense as necessary to bring our allowance for loan losses to a sufficient level to cover known and inherent losses in the loan portfolio. The provision taken during the fourth quarter of 2006 was largely the result of growth in the loan portfolio while the overall credit quality of the loan portfolio remains strong. A portion of the provision, however, related to an aggregate of $2.3 million of loans to one borrower, consisting of construction and commercial real estate loans that we classified as substandard during the third quarter of 2006 and which were placed on nonaccrual status in the fourth quarter. The loans were placed on nonaccrual status as certain loans had become over 90 days delinquent. We have obtained a confessed judgment against the borrower, which provides us with additional collateral securing the loans. We also obtained current appraisals of the underlying collateral properties, which support the full value of the loans. Based on the value of the properties, as well as the additional collateral available, we do not expect to incur any additional losses on the loans to this borrower. At December 31, 2006, non-performing loans amounted to 0.42% of loans receivable and our allowance for loan losses amounted to 62.69% of non-performing loans.

Our total non-interest income amounted to $715,000 for the fourth quarter of 2006 compared to $688,000 for the fourth quarter of 2005. The increase was due primarily to the fact that no impairment charge was recorded on our investment securities in the 2006 period whereas a $70,000 impairment charge on investment securities was recorded in the 2005 period. This was partially offset by an $18,000 decrease in the gain on derivative instruments, net, as our final swap agreement expired in December 2005, combined with a $22,000 decrease in service charge income in the fourth quarter of 2006 compared to the fourth quarter of 2005. For the year ended December 31, 2006, our total non-interest income amounted to $2.9 million, compared to $2.8 million for the year ended December 31, 2005. The increase of $78,000 was due primarily to a $186,000 increase in income on bank owned life insurance ("BOLI") and a $73,000 decrease in our impairment charge on investment securities that were partially offset by decreases in service charge income and in gain on derivative instruments, net, of $60,000 and $98,000, respectively.

Our total non-interest expense for the fourth quarter of 2006 amounted to $4.1million, representing an increase of $42,000 from the fourth quarter of 2005. Decreases in occupancy expense and professional services expense were partially offset by increases in salaries and employee benefits expense, depreciation expense and data processing expense. The decrease in professional services expense of $69,000 for the fourth quarter of 2006 compared to the fourth quarter of 2005 was primarily the result of our change in independent auditors. The $51,000 increase in salaries and employee benefits expense was due primarily to growth in the total number of employees, normal merit increases in salaries, and higher health and insurance benefit costs. Also contributing to the increase in salaries and employee benefits expense was an increase in the expense for our Employee Stock Ownership Plan ("ESOP"), which is based on the average price of our common stock for the period. These increases were partially offset by a decrease in the total year-end bonuses paid to all employees. The increase in depreciation expense of $39,000 was a result of our additional facilities, primarily the Bank's new branches in Warrington and Concordville, Pennsylvania, which opened in April and October 2006, respectively. The increase in data processing expense of $31,000 was a result of our increased deposits and our additional branch offices. For the year ended December 31, 2006, our total non-interest expense amounted to $15.7 million, representing an increase of $771,000 or 5.1% from the year ended December 31, 2005. As was the case for the quarter ended December 31, 2006, decreases in occupancy expense and professional services expense were offset by increases in other expense categories. The largest increases in expense for 2006 compared to 2005 were in salaries and employee benefits expense, depreciation expense, data processing expense and other non-interest expense. The decrease in professional services expense of $224,000 for 2006 compared to 2005 was primarily the result of our change in independent auditors, as was the case for the fourth quarter of 2006. Salaries and employee benefits expense increased $662,000 or 8.3% for the year ended December 31, 2006 compared to the year ended December 31, 2005. This increase was primarily due to additional expenses of $379,000 in the aggregate relating to the Company's 2005 Stock Option Plan ("SOP") and 2005 Recognition and Retention Plan ("RRP"), both of which began in the third quarter of 2005. The remainder of the increase again was primarily due to growth in the total number of employees, normal merit increases in salaries, higher health and insurance benefit costs, and an increase in the expense for our ESOP, partially offset by a decrease in the total year-end bonuses paid. Depreciation expense for 2006 compared to 2005 increased $152,000 or 29.3%. As was the case for the quarter, the increase for the full year was primarily due to our new branch office facilities. Data processing expense for 2006 compared to 2005 increased $79,000 or 6.5%, primarily due to the increase in our deposit and loan accounts and transactions and our additional branch offices. Additional expenses of approximately $158,000 were recognized in other non-interest expense for SOP and RRP awards to directors, but were somewhat offset by decreases in various other categories of other non-interest expense.

Income tax expense for the fourth quarter of 2006 amounted to $593,000 compared to $561,000 for the fourth quarter of 2005. Income tax expense for the year ended December 31, 2006 amounted to $2.7 million compared to $2.5 million for the year ended December 31, 2005. Our effective tax rate increased to 27.3% for the quarter ended December 31, 2006, from 26.4% for quarter ended December 31, 2005, however, our effective tax rate improved slightly to 28.4% for the year ended December 31, 2006 from 28.5% for the year ended December 31, 2005.

The Company's total assets increased $81.1 million, or 9.6%, to $925.2 million at December 31, 2006 compared to $844.1 million at December 31, 2005. The primary reason for the increase in total assets during 2006 was a $75.6 million or 14.3% increase in net loans receivable. The largest loan growth occurred in one- to four-family residential loans, which increased $52.0 million or 16.1% and multi-family residential and commercial loans, which increased $15.8 million or 20.6%. Additionally, construction loans increased $2.2 million or 1.6%. These increases were partially offset by a $7.1 million decrease in home equity lines of credit. Also contributing to the overall increase in assets during 2006 was an increase in property and equipment, net, of $2.4 million or 36.8%, primarily as a result of increased investment in our new branches. The first of these branches opened in April 2006 in Warrington, Pennsylvania, and was followed by the opening of another branch in Concordville, Pennsylvania in October 2006. An additional branch in Lansdale, Pennsylvania opened in January 2007, and will be followed by the opening of two more branches in Springhouse and Chalfont, Pennsylvania by mid-2007. These increases in assets in 2006 were somewhat offset by a decrease in investment and mortgage-backed securities of $17.5 million in the aggregate, which occurred as a portion of our maturities and repayments were reinvested into new loans.

Our total deposits increased $85.8 million or 17.1% to $587.0 million at December 31, 2006 compared to $501.2 million at December 31, 2005. The increase was due to an increase in certificate accounts of $102.9 million and checking accounts of $5.6 million that was partially offset by a decrease in savings and money market accounts of $22.6 million. The shift towards higher-rate certificates of deposit was a result of the increased rates available on those products relative to other deposit products or other investments in the current interest rate environment. The Company continues to remain focused on maintaining and growing its base of core deposits over the long term.

Our stockholders' equity decreased $3.1 million to $114.1 million at December 31, 2006 compared to $117.2 million at December 31, 2005. The decrease was primarily due to the purchase of approximately 582,000 shares of the Company's common stock for an aggregate of $8.3 million as part of the Company's stock repurchase program announced in January 2006.

The payment of the Company's quarterly cash dividends of $0.05 per share in March and $0.06 per share in June, September and December reduced retained earnings by $3.4 million, but this was offset by our $6.8 million of net income for 2006, resulting in a net increase to retained earnings of $3.4 million.

Abington Community Bancorp, Inc. is the "mid-tier" holding company for Abington Bank. Abington Bank is a Pennsylvania-chartered, FDIC-insured savings bank which was originally organized in 1867. Abington Bank conducts business from its headquarters and main office in Jenkintown, Pennsylvania as well as nine additional full service branch offices and five limited service banking offices located in Montgomery, Bucks and Delaware Counties, Pennsylvania. As of December 31, 2006, Abington Community Bancorp had $925.2 million in total assets, $587.0 million in deposits and $114.1 million in stockholders' equity.

THIS NEWS RELEASE CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS, INCLUDING STATEMENTS ABOUT THE FINANCIAL CONDITION, RESULTS OF OPERATIONS AND EARNINGS OUTLOOK FOR ABINGTON COMMUNITY BANCORP, INC. FORWARD-LOOKING STATEMENTS CAN BE IDENTIFIED BY THE FACT THAT THEY DO NOT RELATE STRICTLY TO HISTORICAL OR CURRENT FACTS. THEY OFTEN INCLUDE WORDS SUCH AS "BELIEVE," "EXPECT," "ANTICIPATE," "ESTIMATE" AND "INTEND" OR FUTURE OR CONDITIONAL VERBS SUCH AS "WILL," "WOULD," "SHOULD," "COULD" OR "MAY." FORWARD-LOOKING STATEMENTS, BY THEIR NATURE, ARE SUBJECT TO RISKS AND UNCERTAINTIES. A NUMBER OF FACTORS - MANY OF WHICH ARE BEYOND THE COMPANY'S CONTROL - COULD CAUSE ACTUAL CONDITIONS, EVENTS OR RESULTS TO DIFFER SIGNIFICANTLY FROM THOSE DESCRIBED IN THE FORWARD-LOOKING STATEMENTS. THE COMPANY'S REPORTS FILED FROM TIME-TO-TIME WITH THE SECURITIES AND EXCHANGE COMMISSION, DESCRIBE SOME OF THESE FACTORS, INCLUDING GENERAL ECONOMIC CONDITIONS, CHANGES IN INTEREST RATES, DEPOSIT FLOWS, THE COST OF FUNDS, CHANGES IN CREDIT QUALITY AND INTEREST RATE RISKS ASSOCIATED WITH THE COMPANY'S BUSINESS AND OPERATIONS. OTHER FACTORS DESCRIBED INCLUDE CHANGES IN OUR LOAN PORTFOLIO, CHANGES IN COMPETITION, FISCAL AND MONETARY POLICIES AND LEGISLATION AND REGULATORY CHANGES. INVESTORS ARE ENCOURAGED TO ACCESS THE COMPANY'S PERIODIC REPORTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR FINANCIAL AND BUSINESS INFORMATION REGARDING THE COMPANY AT WWW.ABINGTONBANK.COM UNDER THE INVESTOR RELATIONS MENU. WE UNDERTAKE NO OBLIGATION TO UPDATE ANY FORWARD-LOOKING STATEMENTS.

THIS NEWS RELEASE SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES; THE OFFERING WILL BE MADE ONLY BY MEANS OF A PROSPECTUS IN ACCORDANCE WITH THE SECURITIES ACT OF 1933, AS AMENDED, AND ALL APPLICABLE STATE SECURITIES LAWS.

ABINGTON COMMUNITY BANCORP, INC.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (unaudited)
--------------------------------------------------------------------------------

                                                                        December 31, 2006     December 31, 2005
                                                                        ---------------------------------------
ASSETS
Cash and due from banks                                                   $  22,136,438          $  19,460,237
Interest-bearing bank balances                                               22,428,814              8,254,004
                                                                          -------------          -------------
      Total cash and cash equivalents                                        44,565,252             27,714,241
Investment securities held to maturity (estimated fair
  value--2006, $20,429,576; 2005, $20,316,775)                               20,393,430             20,395,593
Investment securities available for sale (amortized cost--
  2006, $75,834,898; 2005, $80,775,605)                                      74,489,055             78,828,696
Mortgage-backed securities held to maturity (estimated fair
  value--2006, $53,957,015; 2005, $65,505,255)                               56,143,619             67,410,735
Mortgage-backed securities available for sale (amortized cost--
  2006, $79,831,266; 2005, $82,212,270)                                      78,022,794             79,943,379
Loans receivable, net of allowance for loan losses
   (2006, $1,602,613; 2005, $1,454,510)                                     605,062,980            529,487,209
Accrued interest receivable                                                   4,365,535              3,475,350
Federal Home Loan Bank stock--at cost                                        11,240,700             11,061,200
Cash surrender value - bank owned life insurance                             16,184,256             15,498,958
Property and equipment, net                                                   8,908,910              6,510,144
Deferred tax asset                                                            2,808,716              2,648,200
Prepaid expenses and other assets                                             3,001,035              1,098,106
                                                                          -------------          -------------

TOTAL ASSETS                                                              $ 925,186,282          $ 844,071,811
                                                                          =============          =============

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES:
  Deposits:
    Noninterest-bearing                                                   $  45,186,397          $  43,333,286
    Interest-bearing                                                        541,815,163            457,849,738
                                                                          -------------          -------------
      Total deposits                                                        587,001,560            501,183,024
  Advances from Federal Home Loan Bank                                      196,293,273            201,444,952
  Other borrowed money                                                       17,781,260             16,113,949
  Accrued interest payable                                                    2,504,270              1,909,234
  Advances from borrowers for taxes and insurance                             2,624,310              2,384,314
  Accounts payable and accrued expenses                                       4,879,385              3,805,571
                                                                          -------------          -------------

           Total liabilities                                                811,084,058            726,841,044
                                                                          -------------          -------------

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
  Preferred stock, $0.01 par value, 10,000,000 shares authorized,
    none issued                                                                       -                      -
  Common stock, $0.01 par value, 40,000,000 shares authorized, issued: 15,870,000 in 2006 and 2005, outstanding:
    15,288,154 in 2006 and 15,870,000 in 2005                                   158,700                158,700
  Additional paid-in capital                                                 69,674,243             69,234,964
  Treasury stock--at cost, 581,546 shares                                    (8,317,848)                     -
  Unallocated common stock held by:
    Employee Stock Ownership Plan (ESOP)                                     (6,388,788)            (6,880,236)
    Recognition & Retention Plan Trust (RRP)                                 (2,606,781)            (3,339,413)
    Deferred compensation plans trust                                        (1,059,116)            (1,050,000)
  Retained earnings                                                          65,252,214             61,889,180
  Accumulated other comprehensive loss                                       (2,610,400)            (2,782,428)
                                                                          -------------          -------------

           Total stockholders' equity                                       114,102,224            117,230,767
                                                                          -------------          -------------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                $ 925,186,282          $ 844,071,811
                                                                          =============          =============

ABINGTON COMMUNITY BANCORP, INC.

CONSOLIDATED STATEMENTS OF INCOME (unaudited)
--------------------------------------------------------------------------------

                                                   Three Months Ended December 31,             YEAR ENDED DECEMBER 31,
                                                   -------------------------------       -------------------------------
                                                       2006               2005               2006               2005
                                                   -------------------------------       -------------------------------
INTEREST INCOME:
  Interest on loans                                $ 10,311,998       $  8,421,867       $ 38,633,459       $ 29,282,683
  Interest and dividends on investment and
    mortgage-backed securities:
      Taxable                                         2,732,441          2,402,230         10,332,068         10,041,615
      Tax-exempt                                        212,726            214,481            852,661            686,357
                                                   ------------       ------------       ------------       ------------

           Total interest income                     13,257,165         11,038,578         49,818,188         40,010,655

INTEREST EXPENSE:
  Interest on deposits                                4,997,157          3,042,428         16,773,531          9,868,820
  Interest on Federal Home Loan Bank advances         2,448,525          2,377,274          9,656,307          8,668,118
  Interest on other borrowed money                      218,034            143,585            838,291            461,892
                                                   ------------       ------------       ------------       ------------

           Total interest expense                     7,663,716          5,563,287         27,268,129         18,998,830
                                                   ------------       ------------       ------------       ------------

NET INTEREST INCOME                                   5,593,449          5,475,291         22,550,059         21,011,825

PROVISION FOR LOAN LOSSES                                57,521              5,000            185,521             25,000
                                                   ------------       ------------       ------------       ------------

NET INTEREST INCOME AFTER
  PROVISION FOR LOAN LOSSES                           5,535,928          5,470,291         22,364,538         20,986,825
                                                   ------------       ------------       ------------       ------------

NON-INTEREST INCOME
  Service charges                                       437,036            459,395          1,719,437          1,779,684
  Rental income                                           7,536              5,274             33,056             39,272
  Gain on derivative instruments, net                       -               18,236                -               98,286
  Income on bank owned life insurance                   180,443            168,505            685,299            498,958
  Loss on sale of investment securities                     -                  -                 (601)               -
  Impairment charge on investment securities            (70,000)           (72,500)
  Other income                                           89,666            107,027            438,955            454,147
                                                   ------------       ------------       ------------       ------------

           Total non-interest income                    714,681            688,437          2,876,146          2,797,847
                                                   ------------       ------------       ------------       ------------

NON-INTEREST EXPENSES
  Salaries and employee benefits                      2,270,811          2,220,060          8,672,886          8,010,642
  Occupancy                                             395,334            424,116          1,535,787          1,643,621
  Depreciation                                          180,521            141,123            671,395            519,345
  Professional services                                 151,442            220,647            666,173            890,550
  Data processing                                       328,858            298,099          1,285,890          1,207,013
  ATM expense                                            79,025             83,488            325,797            333,692
  Deposit insurance premium                              35,946             32,510            140,569            123,775
  Advertising and promotions                            101,115             90,749            491,306            425,259
  Other                                                 536,492            526,322          1,956,457          1,821,520
                                                   ------------       ------------       ------------       ------------

           Total non-interest expenses                4,079,544          4,037,114         15,746,260         14,975,417
                                                   ------------       ------------       ------------       ------------

INCOME BEFORE INCOME TAXES                            2,171,065          2,121,614          9,494,424          8,809,255

PROVISION FOR INCOME TAXES                              592,949            560,731          2,692,176          2,506,924
                                                   ------------       ------------       ------------       ------------

NET INCOME                                         $  1,578,116       $  1,560,883       $  6,802,248       $  6,302,331
                                                   ============       ============       ============       ============

BASIC EARNINGS PER COMMON SHARE                    $       0.11       $       0.10       $       0.46       $       0.41
DILUTED EARNINGS PER COMMON SHARE                  $       0.11       $       0.10       $       0.45       $       0.41

BASIC AVERAGE COMMON SHARES OUTSTANDING:             14,276,864         15,063,449         14,669,807         15,290,391
DILUTED AVERAGE COMMON SHARES OUTSTANDING:           14,893,199         15,495,626         14,996,355         15,377,049

ABINGTON COMMUNITY BANCORP, INC.

SELECTED FINANCIAL DATA (unaudited)
--------------------------------------------------------------------------------


                                                   TRHREE MONTHS ENDED DECEMBER 31,        YEAR ENDED DECEMBER 31,
                                                   --------------------------------   --------------------------------
                                                         2006           2005              2006               2005
                                                   --------------------------------   --------------------------------
Selected Operating Ratios(1):
Average yield on interest-earning assets                 6.12%          5.54%             5.93%             5.30%
Average rate on interest-bearing liabilities             4.12%          3.31%             3.80%             3.03%
Average interest rate spread(2)                          2.00%          2.23%             2.13%             2.27%
Net interest margin(2)                                   2.58%          2.75%             2.68%             2.78%
Average interest-earning assets to average
  interest-bearing liabilities                         116.31%        118.67%           117.21%           120.28%
Net interest income after provision
  for loan losses to non-interest expense              135.69%        135.50%           142.03%           140.14%
Total non-interest expense to average assets             1.79%          1.92%             1.78%             1.88%
Efficiency ratio(3)                                     64.68%         65.49%            61.93%            62.90%
Return on average assets                                 0.69%          0.74%             0.77%             0.79%
Return on average equity                                 5.54%          5.32%             5.94%             5.27%
Average equity to average assets                        12.50%         13.97%            12.94%            15.02%

ASSET QUALITY RATIOS(4):
Non-performing loans as a percent of
  total loans receivable(5)                              0.42%          0.54%             0.42%             0.54%

Non-performing assets as a percent of
  total assets(5)                                        0.28%          0.34%             0.28%             0.34%

Allowance for loan losses as a percent of
  non-performing loans                                  62.69%         50.29%            62.69%            50.29%

Net charge-offs or (recoveries) to
  average loans receivable                               0.00%         (0.01)%            0.01%             0.00%

CAPITAL RATIOS(6):
Tier 1 leverage ratio                                   10.54%         10.46%            10.54%            10.46%
Tier 1 risk-based capital ratio                         16.49%         16.93%            16.49%            16.93%
Total risk-based capital ratio                          16.77%         17.21%            16.77%            17.21%

--------------------------------------------------------------------------------
(1) With the exception of end of period ratios, all ratios are based on average monthly balances during the indicated periods and, for the three-month periods ended December 31, 2006 and 2005, are annualized where appropriate.
(2) Average interest rate spread represents the difference between the average yield on interest-earning assets and the average rate paid on interest-bearing liabilities, and net interest margin represents net interest income as a percentage of average interest-earning assets.
(3) The efficiency ratio represents the ratio of non-interest expense divided by the sum of net interest income and non-interest income.
(4) Asset quality ratios are end of period ratios, except for net charge-offs to average loans receivable.
(5) Non-performing assets consist of non-performing loans and real estate owned. Non-performing loans consist of all accruing loans 90 days or more past due and all non-accruing loans. It is our policy to cease accruing interest on all loans 90 days or more past due. Real estate owned consists of real estate acquired through foreclosure and real estate acquired by acceptance of a deed-in-lieu of foreclosure.
(6) Capital ratios are end of period ratios and are calculated for Abington Bank per regulatory requirements.